EXHIBIT 99.1

FOR IMMEDIATE RELEASE	May 15, 2006

PROPEX FABRICS INC. ANNOUNCES 2006 FIRST QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, May 15, 2006 – Propex Fabrics Inc. today announced 2006 first quarter financial results.

On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation and SI Geosolutions Corporation, collectively known as SI, for approximately $232.5 million including certain purchase price adjustments and direct acquisition costs. The Company’s results include SI’s results of operations from January 31, 2006.

	Quarter ended March 31,
	2006	2005	% Increase/ (Decrease)
	(dollars in millions)
(Loss) income before income taxes	$(21.6)	$5.3	NM

Interest expense	12.5	5.2	140.4%

Depreciation and amortization	6.6	4.5	46.7%

(Loss) income before interest, income taxes, depreciation and amortization (EBITDA)(a)	$(2.5)	$15.0	NM

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

NM	– Not meaningful

2006 results include several non-recurring acquisition and restructuring related charges, including the $7.7 million amortization of the inventory fair value adjustment related to acquisition purchase accounting, the $3.7 million of in-process research and development charges, the Seneca, South Carolina facility restructuring’s $5.5 million non-cash impairment related to equipment which will not be relocated to another plant, and the $3.0 million acquisition integration-related severance costs.

Segment Changes

Due to the SI acquisition, the Company has reevaluated and created two new North America reporting segments – Geosynthetics and Concrete Fiber. The Geosynthetics segment, previously included with the North America Industrial Fabrics segment, includes the manufacture and sale of woven and non-woven fabrics into various geosynthetic end-uses. The Concrete Fiber segment includes the manufacture and outsourced supply and sale of fibers for use as a crack-reduction reinforcing material in concrete applications. The prior period has been restated to reflect the revised segments.

Revenue

The following table compares revenue performance for the quarter ended March 31, 2006 with the prior year:

	Quarter ended March 31,
Net revenue	2006	2005	% change
	(dollars in millions)
North America
Furnishings	$98.1	$95.6	2.6%
Geosynthetics	25.5	17.2	48.3%
Industrial products	24.3	14.8	64.2%
Concrete fiber	10.3	—	NM
Europe	24.4	25.0	(2.4)%
Brazil	8.6	8.9	(3.4)%

Total net revenue	$191.2	$161.5	18.4%

NM	– Not meaningful

Total net revenue increased $29.7 million or 18.4% to $191.2 million in the quarter ended March 31, 2006 from $161.5 million in the quarter ended March 31, 2005. The increase in North America furnishings net revenue was due to the successful pass-through of higher raw material costs and the inclusion of SI’s furnishing activity for February and March, partially offset by volume decreases resulting from Shaw Industries’ back integration into carpet backing in October 2005. The increase in North America geosynthetics net revenue was due to the inclusion of SI’s geosynthetics revenues for February and March 2006 and the successful pass-through of higher raw material costs, partially offset by volume decreases due to two large customers being acquired and subsequently realigning their suppliers. The increase in North America industrial products net revenue was due to the inclusion of SI’s industrial products revenues for February and March 2006 and the partial pass-through of higher raw material costs, partially offset by a volume decrease in certain packaging products, especially our cotton bale products due to transition issues associated with changing the Company’s channels to market. The increase in concrete fiber revenues was due to the inclusion of SI’s geosynthetics revenues for February and March 2006. The decrease in Europe’s revenues was related to lower carpet industry volumes due to general weakness in the European economy and cautious consumer spending, partially offset by higher pricing due to the pass-through of higher raw material costs. The decrease in Brazil’s revenues was due to the negative impact of Brazil’s recent tight monetary policy on general commercial activity and specifically the agricultural sector into which many of our products are sold and capacity additions by our competitors, partially offset by higher unit selling prices in dollar terms due to the foreign exchange effects of Brazil’s tight monetary policy.

Cost of sales

Cost of sales increased 19.1% to $162.8 million in the quarter ended March 31, 2006 from $136.7 million in the quarter ended March 31, 2005. The increase in cost of sales primarily reflects higher raw material costs, the inclusion of SI results for February and March 2006 and the amortization of the $7.7 million inventory fair value adjustment related to the SI acquisition, partially offset by the absence of the $3.4 million amortization of inventory fair value adjustment, recorded in the quarter ended March 31, 2005, related to the December 2004 acquisition of the Propex business from BP p.l.c. As a percentage of net revenue, cost of sales increased slightly to 85.1% in the quarter ended March 31, 2006 from 84.6% in the quarter ended March 31, 2005, primarily due to the inventory fair value adjustment amortization and raw material cost increases.

Selling, general and administrative expenses

Selling, general and administrative expenses increased to $26.0 million in the quarter ended March 31, 2006 from $14.2 million in the quarter ended March 31, 2005. As a percentage of net revenue, selling, general and administrative expenses increased to 13.6% in the quarter ended March 31, 2006 from 8.8% in the quarter ended March 31, 2005. The increase in selling, general and administrative expenses primarily reflects the inclusion of SI’s overhead costs in February and March 2006.

In-Process Research and Development Charges

As part of the SI acquisition, in-process research and development charges of $3.7 million were expensed in the quarter ended March 31, 2006. There was no comparable amount for the quarter ended March 31, 2005.

Restructuring Costs

The Company recognized a $3.0 million restructuring charge in the quarter ended March 31, 2006 related to SI acquisition-related severance costs. As part of integrating the newly-acquired SI with the Company and as part of relocating the Company’s headquarters to Chattanooga, Tennessee, most of the Austell, Georgia employees were made redundant. There was no comparable amount for the quarter ended March 31, 2005.

Impairment of Long-lived Assets

Impairment of long-lived assets was $5.5 million in the quarter ended March 31, 2006 and related to the Seneca, South Carolina facility closure and impairment of equipment which will not be relocated to another plant. The facility will be closed gradually over the remainder of the year and the manufacturing activities and certain manufacturing assets will be moved to the Ringgold, Georgia facility. There was no comparable amount for the quarter ended March 31, 2005.

Income before interest and taxes

Income (loss) before interest and income taxes	Quarter ended March 31,
	2006	2005
	(dollars in millions)
North America
Furnishings	$3.4	$9.1
Geosynthetics	(5.4)	0.1
Industrial products	(1.0)	0.6
Concrete fiber	(8.9)	—
Europe	1.6	(0.1)
Brazil	0.8	0.8

	$(9.5)	$10.5

Reconciling item:
Interest expense, net	12.1	5.2

Consolidated income (loss) before income taxes	$(21.6)	$5.3

Income before interest and taxes decreased to a loss of $9.5 million in the quarter ended March 31, 2006 from income of $10.5 million in the quarter ended March 31, 2005. This decrease is primarily due to several non-recurring acquisition and restructuring related charges, including the $7.7 million amortization of the inventory fair value adjustment related to acquisition purchase accounting, the $3.7 million of in-process research and development charges, the Seneca, South Carolina facility restructuring’s $5.5 million non-cash impairment related to equipment which will not be relocated to another plant, and the $3.0 million acquisition integration-related severance costs.

The decrease in the North America furnishings segment income was due primarily to a $7.5 million allocation of the above-mentioned non-recurring acquisition integration and restructuring charges and lower volumes resulting from the two largest carpet manufacturers backward integrating into carpet backing manufacturing, partially offset by increasing margins and the inclusion of SI activity in 2006. The decrease in the North America geosynthetics segment income was due primarily to a $5.7 million allocation of the above-mentioned non-recurring acquisition integration and restructuring charges. The decrease in the North America industrial products segment income was due primarily to a $2.0 million allocation of the above-mentioned non-recurring acquisition integration and restructuring charges, partially offset by the inclusion of SI activity in 2006. The concrete fiber segment loss was due to the inclusion of SI’s activity in 2006, and it was impacted by a $4.7 million allocation of the above-mentioned non-recurring acquisition integration and restructuring charges. The increase in Europe’s income primarily resulted from a reduction in manufacturing costs associated with the elimination of the weekend shift at our Gronau, Germany facility. The Brazil segment income remained unchanged.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Quarter March 31,		% change
Selected financial data	2006	2005
	(dollars in millions)
Income (loss) before interest and income taxes	$(9.5)	$10.5	NM
Interest expense, net	12.1	5.2	132.7%

Income (loss) before income taxes	(21.6)	5.3	NM
Income tax (benefit) provision	(8.2)	2.1	NM

Net income (loss)	$(13.4)	$3.2	NM

Worldwide fabric sales volume (million square yards)	637	645	(1.2)%
Worldwide fiber sales volume (million lbs)	15	N/A	NM
Fabric unit net spread, $ / square yard (a)	$0.166	$0.133	24.8%
Fiber unit net spread, $ / per lb (a)	$0.753	N/A	NM

(a)	Unit net spread is defined as revenue less raw material cost on a per square yard basis for fabric sales and on a per pound basis for fiber sales.

N/A	– Concrete Fiber Sales were acquired with the SI acquisition; therefore no volume measurements are presented for the prior year.
NM	– Not meaningful

Investor Call

Propex Fabrics Inc. will hold an investor telephone conference call on Tuesday, May 16, 2006 at 10:00 AM Eastern Time to discuss the Company’s operating results for the quarter ended March 31, 2006.

This call will be available toll free at 1-866-322-8798 for North American callers and 416-640-3407 for international callers.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturing and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.